GLP

March 22, 2018

Information Management Solutions, LLC
2416 Brockton Street
Suite 105
San Antonio, TX 78217

RE: Information Management Solutions, LLC BU # 66403 Second Amendment
2416 Brockton Street, Suite 105, San Antonio, TX

To Whom it Concerns;

Enclosed please find for your records an original version of your recently executed document. If you have any questions or concerns, please contact Deanne Meyer, the Property Manager referenced below. Thank you.

Sincerely,

Kelly Wysocki
Assistant Vice President - Lease Administration
Office (312) 940-5301
KRoder@glprop.com

CC: Lease File:
Deanne Meyer - CBRE
Property Manager
Phone #: 210-253-6093

SECOND AMENDMENT TO LEASE AGREEMENT

THIS SECOND AMENDMENT TO LEASE AGREEMENT (hereinafter referred to as this "Amendment") is made this 5 day of MARCH, 2018, by and between ICON IPC TX PROPERTY OWNER POOL 6 WEST/SOUTHWEST, LLC, a Delaware limited liability company ("Landlord"), and INFORMATION MANAGEMENT SOLUTIONS, L.L.C., a Texas limited liability company ("Tenant").

WITNESSETH:

WHEREAS, Landlord and Tenant are party to that certain Lease Agreement, dated as of June 16, 2011 (the "Original Lease"), as amended by that certain First Amendment to Lease, dated as of April 4, 2013 (the "First Amendment", and collectively with the Original Lease, the "Lease", as may be further amended or modified from time to time), pursuant to which Landlord leases to Tenant certain premises consisting of approximately 22,400 square feet of space with a common address of 2416 Brockton Street, Suite 105, San Antonio, Texas 78217, as more particularly described in the Lease (the "Premises"), and located in the Project commonly known as 2416 Brockton Street. Capitalized terms used herein but not otherwise defined shall have the meanings ascribed thereto in the Lease.

WHEREAS, Landlord and Tenant stipulate and agree that the Term is scheduled to expire on September 30, 2018;

WHEREAS, Landlord and Tenant desire to extend the Term for an additional sixty (60) full calendar months from such expiration date and to amend the terms and conditions of the Lease as hereinafter provided.

AGREEMENT:

NOW, THEREFORE, in consideration of ten dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties, and the mutual covenants set forth herein, the parties hereto agree as follows:

1. **Incorporation of Recitals.** The foregoing recitals are hereby incorporated in this Amendment and made a part hereof by this reference.

2. **Extension of Term**. The Term is hereby extended for a period of sixty (60) full calendar months, commencing as of October 1, 2018 (the "Extended Term Commencement Date") and expiring on September 30, 2023 (the "Extended Term"). From and after the date hereof, the "Term" shall be deemed to include the Extended Term.

3. **Base Rent**. Effective as of the Extended Term Commencement Date, the monthly Base Rent for the Premises payable by Tenant to Landlord during the Extended Term is as follows:

From:	To:	Base Rent (per month)
October 1, 2018	September 30, 2019	$9,800.00
October 1, 2019	September 30, 2020	$10,045.00
October 1, 2020	September 30, 2021	$10,296.13
October 1, 2021	September 30, 2022	$10,553.53
October 1, 2022	September 30, 2023	$10,817.37

Except as otherwise set forth in this Amendment, all other terms and conditions with respect to the payment of Base Rent, Taxes, Operating Costs, or any other sums due and payable by Tenant under the Lease shall remain as set forth thereunder.

4. **AS-IS Condition; Tenant's Work.**

(a) **AS-IS Condition**. Tenant hereby acknowledges and agrees that it has accepted the Premises as of the date hereof, and will continue to accept the Premises as of the Extended Term Commencement Date, in AS-IS, WHERE-IS condition without any representation or warranty of any kind made by Landlord in favor of Tenant.

(b) **Tenant's Work**. Notwithstanding the foregoing subsection (a), Tenant may complete the work set forth on Exhibit A attached hereto in accordance with the terms and conditions set forth on such exhibit.

5. **Insurance**. Effective solely with respect to the period from and after the Extended Term Commencement Date, Section 14.1 of the Original Lease is hereby amended and restated in its entirety as follows:

"14.1 **Tenant's Insurance**. Tenant, at its sole cost and expense, shall maintain during the Term the following insurance: (1) commercial general liability insurance applicable to the Premises and its appurtenances providing, on an occurrence basis, a minimum combined single limit of $1,000,000 primary per occurrence and $2,000,000 annual aggregate; and in the event property of Tenant's invitees or customers are kept in, or about the, Premises, Tenant shall maintain warehouser's legal liability or bailee customers insurance for the full value of the property of such invitees or customers as determined by the warehouse contract between Tenant and its customer; (2) special cause of loss form property insurance covering the full replacement cost of all property and improvements installed or placed in the Premises by or on behalf of Tenant, and shall include coverage for damage or other loss caused by fire or other peril, including vandalism and malicious mischief, theft, water damage of any type, including sprinkler leakage or stoppage of pipes, and explosion, and providing business interruption coverage for a period of one year; (3) workers' compensation insurance as required by the state in which the Premises is located and in amounts as may be required by applicable statute and shall include a waiver of subrogation in favor of Landlord; (4) employers liability insurance of at least $1,000,000; (5) business automobile liability insurance having a combined single limit of not less than $1,000,000 per occurrence insuring Tenant against liability arising out of the ownership maintenance or use of any owned, hired or nonowned automobiles; and (6) an umbrella liability policy or excess liability policy having a limit of not less than $3,000,000, which policy shall be in "following form" and shall provide that if the underlying aggregate is exhausted, the excess coverage will drop down as primary insurance. Such umbrella liability policy or excess liability policy shall include coverage for additional insureds. Any company writing any of Tenant's insurance shall have an A.M. Best rating of not less than A-VIII and provide primary coverage to Landlord (any policy issued to Landlord providing duplicate or similar coverage shall be deemed excess over Tenant's policies). All commercial general liability and, if applicable, warehouser's legal liability or bailee customers insurance policies shall (a) name Tenant as a named insured and Landlord, its property manager, and other designees of Landlord as the interest of such designees shall appear, as additional insureds; and (b) be primary insurance as to all claims thereunder and provide that any insurance carried by Landlord is excess and non-contributing with Tenant's insurance. The limits and types of insurance maintained by Tenant shall not limit Tenant's liability under this Lease. Tenant shall provide Landlord with certificates of such insurance as required under this Lease prior to the date hereof, and thereafter upon renewals prior to the expiration of the insurance coverage. Such certificates shall be on forms currently designated "ACORD 25" (Certificate of Liability Insurance) and "ACORD 28" (Evidence of Commercial Property Insurance) or the equivalent. Attached to the ACORD 25 (or equivalent) there shall be an endorsement naming Landlord, its property manager, and other designees of Landlord as additional insureds, and attached to the ACORD 28 (or equivalent) there shall be an endorsement designating Landlord as a loss payee with respect to Tenant's property insurance on any Tenant-insured improvements, and each such endorsement shall be binding on Tenant's insurance company. Acceptance by Landlord of delivery of any certificates of insurance does not constitute approval or agreement by Landlord that the insurance requirements of this section have been met, and failure of Landlord to identify a deficiency from evidence provided will not be construed as a waiver of Tenant's obligation to maintain such insurance. In the event any of the insurance policies required to be carried by Tenant under this Lease shall be cancelled prior to the expiration date of such policy, or if Tenant receives notice of any cancellation of such insurance policies from the insurer prior to the

expiration date of such policy, Tenant shall: (i) immediately deliver notice to Landlord that such insurance has been, or is to be, cancelled, (ii) shall promptly replace such insurance policy in order to assure no lapse of coverage shall occur, and (iii) shall deliver to Landlord a certificate of insurance for such policy."

6. **Notice.** Section 24.3 of the Original Lease is hereby deleted in its entirety and replaced with the following:

"24.3 All notices required or permitted to be given under this Lease shall be in writing and shall be sent by registered or certified mail, return receipt requested, or by a reputable national overnight courier service, postage prepaid, or by hand delivery addressed to the parties at their addresses set forth below. Except where otherwise expressly provided to the contrary, notice shall be deemed given upon delivery.

Tenant:

Information Management Solutions, LLC
2416 Brockton St, Suite 105
San Antonio, TX 78217

Landlord:

c/o GLP US Management LLC
Two North Riverside Plaza, Suite 2350
Chicago, IL 60606
Attention: Lease Administration

With a copy to:

c/o GLP US Management LLC
2808 Longhorn Boulevard, Suite 308
Austin, TX 78758
Attention: Regional Director

Either party may by notice given aforesaid change its address for all subsequent notices."

7. **Limitation of Liability**. Any obligation or liability whatsoever of Landlord which may arise at any time under the Lease or any obligation or liability which may be incurred by it pursuant to any other instrument, transaction, or undertaking contemplated hereby shall not be personally binding upon, nor shall resort for the enforcement thereof be had to the property of, its trustees, directors, shareholders, officers, employees or agents, regardless of whether such obligation or liability is in the nature of contract, tort, or otherwise.

8. **Renewal Option**. For the avoidance of doubt, Exhibit E to the Original Lease and Exhibit C to the First Amendment are null and void and of no further force and effect. Tenant shall have a one-time renewal option on the terms and conditions as set forth on Exhibit B attached hereto.

9. **Right of First Refusal**. Tenant shall have a one-time right of first refusal in accordance with the terms and conditions set forth on Exhibit C attached hereto.

10. **Roof**. Notwithstanding anything to the contrary in the Lease, Landlord may elect, in its sole discretion and from time to time, to install (or permit the installation of) telecommunication equipment, solar equipment and panels, and any other equipment for any other uses on the roof of the Premises.

11. **OFAC**. Tenant hereby represents and warrants that, to the best of its knowledge, neither Tenant, nor any persons or entities holding any legal or beneficial interest whatsoever in Tenant, are (i) the target of any sanctions program that is established by Executive Order of the President or published by the Office of Foreign Assets Control, U.S. Department of the Treasury ("OFAC"); (ii) designated by the President or OFAC pursuant to the Trading with the Enemy Act, 50 U.S.C. App. § 5, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701-06, the Patriot Act, Public Law 107-56, Executive Order 13224 (September 23, 2001) or any Executive Order of the President issued pursuant to such statutes; or (iii) named on the following list that is published by OFAC: "List of Specially Designated Nationals and Blocked Persons." If the foregoing representation is untrue at

any time during the Term, an Event of Default will be deemed to have occurred, without the necessity of notice to the defaulting party.

12. **Tenant's Broker**. Tenant represents and warrants that it has dealt with no broker, agent or other person in connection with this transaction and that no broker, agent or other person brought about this transaction other than CBRE. Tenant agrees to indemnify and hold Landlord harmless from and against any claims by any other broker, agent or other person claiming a commission or other form of compensation by virtue of having dealt with Tenant with regard to this leasing transaction.

13. **No Offer**. Submission of this Amendment by Landlord is not an offer to enter into this Amendment, but rather is a solicitation for such an offer by Tenant. Landlord shall not be bound by this Amendment until Landlord and Tenant have fully executed and delivered this Amendment.

14. **Authority**. Tenant represents and warrants to Landlord that Tenant has been and is qualified to do business in the state in which the Premises is located, that the entity has the full right and authority to enter into this Amendment, and that all persons signing on behalf of the entity were authorized to do so by appropriate actions.

15. **Severability**. If any clause or provision of this Amendment is illegal, invalid or unenforceable under present or future laws, then and in that event, it is the intention of the parties hereto that the remainder of this Amendment shall not be affected thereby. It is also the intention of the parties to this Amendment that in lieu of each clause or provision of this Amendment that is illegal, invalid or unenforceable, there be added, as a part of this Amendment, a clause or provision as similar in terms to such illegal, invalid or unenforceable clause or provision as may be possible and be legal, valid and enforceable.

16. **Counterparts and Delivery**. This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of such counterparts shall constitute one Amendment. Execution copies of this Amendment may be delivered by facsimile or email, and the parties hereto agree to accept and be bound by facsimile signatures or scanned signatures transmitted via email hereto, which signatures shall be considered as original signatures with the transmitted Amendment having the binding effect as an original signature on an original document. Notwithstanding the foregoing, Tenant shall, upon Landlord's request, deliver original copies of this Amendment to Landlord at the address set forth in such request. Neither party may raise the use of a facsimile machine or scanned document or the fact that any signature was transmitted through the use of a facsimile machine or email as a defense to the enforcement of this Amendment.

17. **Conflict; Ratification**. Insofar as the specific terms and provisions of this Amendment purport to amend or modify or are in conflict with the specific terms, provisions and exhibits of the Lease, the terms and provisions of this Amendment shall govern and control. Landlord and Tenant hereby agree that (a) this Amendment is incorporated into and made a part of the Lease, (b) any and all references to the Lease hereinafter shall include this Amendment, and (c) the Lease, and all terms, conditions and provisions of the Lease, are in full force and effect as of the date hereof, except as expressly modified and amended hereinabove.

[THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK; SIGNATURE PAGE FOLLOWS.]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly authorized, executed and delivered as of the day and year first set forth above.

LANDLORD:

ICON IPC TX PROPERTY OWNER POOL 6
WEST/SOUTHWEST, LLC,
a Delaware limited liability company

By: GLP US Management LLC,
a Delaware limited liability company,
as agent for Landlord

By: ______________________
Name: Ryan D. Keathley
Title: SVP - Regional Director

TENANT:

INFORMATION MANAGEMENT SOLUTIONS, L.L.C.,
a Texas limited liability company,

By ______________________
Name: K. Henry Minten
Title: President

EXHIBIT A

TENANT'S WORK

(a) **Tenant's Work**. Landlord shall contribute up to a maximum amount of $44,800.00 (the "Allowance") towards Tenant's alterations and improvements to the Premises as specified below (collectively, the "Tenant's Work"):

1. General cosmetic upgrades to the Premises as may be agreed upon between Landlord and Tenant and provided that, in all cases, any such alterations or improvements will become permanently affixed to the Premises, directly benefit the Building, and be completed in accordance with final plans and specifications approved by Landlord in accordance with the terms of the Lease.

(b) **Landlord's Approval; Tenant's Obligations**. The Tenant's Work shall be subject to the terms of Section 9 of the Original Lease. In addition to obtaining Landlord's consent as and when required pursuant to Section 9 of the Original Lease, Tenant shall obtain Landlord's prior written consent for any of the Tenant's Work for which Tenant will seek reimbursement from the Allowance. In all cases, Tenant shall deliver plans and specifications for the Tenant's Work, and any other documentation reasonably requested by Landlord, to Landlord for approval prior to commencing any of the Tenant's Work. All of the Tenant's Work shall be constructed and undertaken in a good and workmanlike manner and in compliance with Law, and Tenant shall perform, at its expense, any alteration or modification required by any Law as a result of the Tenant's Work. Landlord may monitor the construction of the Tenant's Work, subject to the obligation to provide prior notice to Tenant of any entry onto the Premises (except in the case of emergency, in which case no prior notice is required). In the event the scope of work requested by Tenant is such that Landlord elects to engage a third-party architect, engineer, or other similar consultant or professional to review such proposed work, Tenant shall reimburse Landlord for its actual, reasonable out-of-pocket costs in reviewing plans and specifications and in monitoring the construction for compliance with such approved plans and specifications. Landlord's right to approve the Tenant's Work and to monitor construction shall be solely for its own benefit, and Landlord shall have no duty to see that the Tenant's Work complies with any Law. In addition, Landlord may collect a construction management fee in an amount which shall be calculated based upon the scope of the Tenant's Work as described herein and any additional work requested by Tenant and agreed to by Landlord, taking into account costs generally payable for similar services within the market area in which the Building is located, and such fee shall be paid, in part or in whole, from the Allowance with any amount not covered by the Allowance to be paid by Tenant directly to Landlord (or, at Landlord's election, to Landlord's property manager). Landlord shall provide Tenant with a good faith estimated cost of the expected construction management fee; provided, however, Tenant hereby agrees and acknowledges that the estimated cost of such fee is an estimate only and Landlord makes no guaranty or warranty that such estimate will be accurate.

(c) **Allowance**. The Allowance may be used only for the hard costs and Eligible Soft Costs (as hereinafter defined) of construction of the Tenant's Work pursuant to the approved plans and specifications. "Eligible Soft Costs" shall be deemed to be costs and expenses incurred by Tenant which are directly and primarily related to the Tenant's Work and which relate solely to the work of any architect, space planner, engineer, or similar construction professional or which are direct payments made to applicable authorities for permitting and license fees; provided, however, that in no event shall the Eligible Soft Costs exceed fifteen percent (15%) of the total Allowance or be used for services provided in connection with the negotiation of the Amendment. For the avoidance of doubt, Eligible Soft Costs shall expressly exclude any financing costs, attorneys' fees, or other costs and expenses not expressly permitted hereunder. In no event will the Allowance be used to pay for moving or storage expenses or furniture, racking, equipment, cabling, telephone systems or any other item of personal property which is not intended to be permanently affixed to the Premises. Payment of the Allowance shall be made by Landlord to Tenant within thirty (30) days following the last to occur of: (i) completion of the Tenant's Work, (ii) Landlord's receipt of Tenant's invoice substantiating the costs related thereto, (iii) Landlord's receipt of final lien waivers from all contractors and subcontractors who performed the Tenant's Work, and (iv) Landlord's receipt of a copy of the final permit approved by the applicable governing authority for any work which requires the same. Landlord shall be under no obligation to pay for any of the Tenant's Work in excess of the Allowance. Further, the Allowance shall only be available for Tenant's use for work performed and submitted for reimbursement in

accordance with the terms of this exhibit on or prior to October 31, 2018, at which time Tenant hereby waives any and all rights to any unused portion of the Allowance.

EXHIBIT B

RENEWAL OPTION

Tenant shall have one (1) option to renew the Term (the "Renewal Option") on the following terms and conditions:

(a) Provided that as of the date of the receipt of the Renewal Notice (as hereinafter defined) by Landlord and the Renewal Commencement Date (as hereinafter defined), (i) Tenant is the tenant named on the Lease as of the Extended Term Commencement Date, (ii) Tenant actually occupies all of the Premises, and (iii) no default exists, or would exist but for the passage of time or the giving of notice, or both, then Tenant shall have the right to extend the Term for an additional term of sixty (60) months (the "Renewal Term") commencing on the day following the expiration of the Extended Term (the "Renewal Commencement Date"). Tenant shall give Landlord written notice (the "Renewal Notice") of its election to renew the Term in accordance with the terms hereof at least nine (9) months, but not more than twelve (12) months, prior to the scheduled expiration date of the Extended Term.

(b) The Base Rent payable by Tenant to Landlord during the Renewal Term shall be the greater of (i) the Base Rent applicable to the last year of the Extended Term, and (ii) the then-prevailing market rate for comparable space in comparable buildings in the vicinity of the Property taking into account the size of the Premises, the length of the renewal term, market escalations, and the credit of Tenant. The Base Rent shall not be reduced by reason of any costs or expenses saved by Landlord by reason of Landlord's not having to find a new tenant for such premises (including, without limitation, brokerage commissions, costs of improvements, rent concessions or lost rental income during any vacancy period).

(c) Landlord shall notify Tenant of its determination of the Base Rent (which shall be made in Landlord's sole discretion) for the Renewal Term, and Tenant shall advise Landlord in writing of any objection within ten (10) days of receipt of Landlord's notice. Failure to respond within the ten (10) day period shall constitute Tenant's acceptance of such Base Rent. If Tenant objects, Landlord and Tenant shall commence negotiations to attempt to agree upon the Base Rent for a period of up to fifteen (15) days after Landlord's receipt of Tenant's objection notice. If the parties cannot agree, each acting in good faith but without any obligation to agree, on the Base Rent on or before the end of such fifteen (15) day period, then Tenant's exercise of the Renewal Option shall be deemed withdrawn and the Lease shall expire or terminate in accordance with its terms.

(d) The determination of the Base Rent does not reduce Tenant's obligation to pay or reimburse Landlord for Taxes, Operating Costs, or any other sums due and payable by Tenant under the Lease, and Tenant shall reimburse and pay Landlord as set forth in the Lease with respect to such items with respect to the Premises during the Renewal Term.

(e) Except for the Base Rent for the Renewal Term as determined above, Tenant's occupancy of the Premises during the Renewal Term shall be on the same terms and conditions as are in effect immediately prior to the expiration of the Extended Term; provided, however, Tenant shall have no further right to any allowances, credits or abatements or any options to expand, contract, renew, terminate or extend the Lease.

(f) If Tenant does not give the Renewal Notice within the period set forth above, the Renewal Option shall automatically terminate. Time is of the essence as to the giving of the Renewal Notice.

(g) Landlord shall have no obligation to refurbish or otherwise improve the Premises for the Renewal Term. The Premises shall be tendered on the Renewal Commencement Date in "as-is" condition.

(h) If the Lease is extended for the Renewal Term, then, promptly after the determination of Base Rent in accordance with the terms of this exhibit, Landlord shall prepare and Tenant shall execute an amendment to the Lease confirming the extension of the Term and the other provisions applicable thereto.

(i) If Tenant exercises its right to renew the term of the Lease for the Renewal Term pursuant to this exhibit and the parties execute the amendment, the term "Term" as used in the Lease shall be construed to include, when practicable, the Renewal Term except as provided in subparagraph (e) above.

EXHIBIT C

RIGHT OF FIRST REFUSAL

(a) "Offered Space" shall mean all or a portion of approximately 6,400 square feet of space commonly described as 2416 Brockton Street, Suite 101, San Antonio, Texas 78217, as shown on Exhibit C-1 attached hereto.

(b) Provided that as of the date of the giving of Offer Notice (as defined in Paragraph (c) below), (i) Tenant is the tenant named on the Lease as of the Extended Term Commencement Date, (ii) Tenant actually occupies all of the Premises, and (iii) no default exists, or would exist but for the passage of time or the giving of notice, or both, if, at any time during the Term, Landlord intends to enter into a lease (the "Proposed Lease") for all or a portion of the Offered Space with a third party (other than the tenant or occupant in the Offered Space (or its affiliate), or any party that has a right to the Offered Space, as of the date hereof) (the "Proposed Tenant"), then Landlord shall first offer to Tenant the right to lease such Offered Space upon all the terms and conditions of the Proposed Lease.

(c) Such offer shall be made by Landlord to Tenant in a written notice (the "Offer Notice") which offer shall designate the space being offered and shall specify the terms for such Offered Space which shall be the same as those set forth in the Proposed Lease.

Tenant may accept the offer set forth in the Offer Notice by delivering to Landlord an unconditional acceptance (the "Tenant's Notice") of such offer within five (5) business days after delivery by Landlord of the Offer Notice to Tenant. Time shall be of the essence with respect to the giving of Tenant's Notice. If Tenant does not unconditionally accept, proposes a counteroffer to, or fails to timely accept an offer made by Landlord pursuant to the provisions of this exhibit with respect to the Offered Space designated in the Offer Notice, Landlord shall be under no further obligation with respect to such space by reason of this exhibit. In order to send the Offer Notice, Landlord does not need to have negotiated a complete lease with the Proposed Tenant but may merely have agreed upon the material economic terms for the Proposed Lease, and Tenant must make its decision with respect to the Offered Space as long as it has received a description of such material economic terms.

(d) Tenant must accept all Offered Space offered by Landlord at any one time if it desires to accept any such Offered Space and may not exercise its right with respect to only part of such Offered Space. In addition, if Landlord desires to lease more than just the Offered Space to one tenant, Landlord may offer to Tenant pursuant to the terms hereof all such space which Landlord desires to lease, and Tenant must exercise its rights hereunder with respect to all such space and may not insist on receiving an offer for just the Offered Space. In the event Tenant exercises its rights to the Offered Space as provided herein, Landlord shall deliver to Tenant a lease agreement for such Offered Space with the same terms of the Proposed Lease and Tenant shall execute such lease agreement and return to Landlord within ten (10) days of receipt of such lease agreement.

(e) If Tenant at any time declines or accepts any Offered Space offered by Landlord, Tenant shall be deemed to have irrevocably waived all further rights under this exhibit with respect to all of the Offered Space (regardless of whether only a portion of the Offered Space was included in the Offer Notice), and Landlord shall be free to lease the Offered Space to the Proposed Tenant including on terms which may be less favorable to Landlord than those set forth in the Proposed Lease or to any future tenant on the terms and conditions as Landlord may desire.

EXHIBIT C-1

<u>OFFERED SPACE</u>


Offered
Space